WEDNESDAY JUNE 13, 8:52 AM EASTERN TIME

PRESS RELEASE

SOURCE: Young Innovations, Inc.

YOUNG INNOVATIONS, INC. ACQUIRES ASSETS OF BIOTROL AND CHALLENGE FROM PRO-DEX CORPORATION

ST. LOUIS, June 13 /PRNewswire/ -- Young Innovations, Inc. (Nasdaq: YDNT - news) today announced that it has acquired the assets of the Biotrol and Challenge subsidiaries of Pro-Dex Corporation (Nasdaq: PDEX - news). Biotrol manufactures and markets a line of infection control products. Challenge manufactures and markets a line of preventive chemical products including prophy pastes, fluoride gels and whitening products.

The purchase price for the transaction is approximately $9 million in cash. The transaction is expected to add approximately $8.5 million to Young's annual sales. Young maintains its earnings expectations of approximately $1.42 per share for 2001. Young believes the transaction will help the Company generate EPS for 2002 in the $1.59 to $1.61 per share range, an increase of 12% to 14% over expected 2001 EPS.

Commenting on the transaction, Alfred E. Brennan, President and Chief Operating Officer, said, "This is a highly strategic acquisition for our Company. The infection control and preventive chemical products of Biotrol and Challenge significantly strengthen Young's infection control and preventive product offering. We have identified multiple manufacturing and marketing benefits of the transaction that we believe can be achieved over time. We are very enthusiastic about the long-term prospects for this acquisition."

Young Innovations develops, manufactures and markets supplies and equipment used by dentists and dental hygienists and consumers. The Company believes it is the leading manufacturer of prophylaxis angles and cups (used in teeth cleaning and polishing procedures) and distributor or panoramic x-ray equipment in the United States. The Company also offers a line of dental handpieces (drills) prophy pastes, fluorides and infection control products, orthodontic tools and brushes, flavored gloves used in the dental office as well as children's toothbrushes and toothpastes used for home care.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.